                                                                     EXHIBIT 3.3

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

            AMERICAN CASINO & ENTERTAINMENT PROPERTIES FINANCE CORP.

      Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation of the Corporation.

      AMERICAN CASINO & ENTERTAINMENT PROPERTIES FINANCE CORP., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), DOES HEREBY CERTIFY:

      A. The name of the corporation is American Casino & Entertainment Properties Finance Corp. (the "Corporation").

      B. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 29, 2003.

      C. Pursuant to Sections 242 and 245 of the DGCL, this Amended and Restated Certificate of Incorporation of the Corporation has been proposed by the Board of Directors (the "Board") and adopted by the sole stockholder of the Corporation and further amends and restates in its entirety the Certificate of Incorporation, as in effect, as follows:

            1. Name. The name of the corporation is American Casino & Entertainment Properties Finance Corp. (the "Corporation").

            2. Address; Registered Agent. The address of the Corporation's registered office is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808, and its registered agent at such address is Corporation Service Company.

            3. Nature of Business; Purposes. The nature of the business and purposes to be conducted or promoted by the Corporation are to engage in, carry on and conduct any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

            4. Number of Shares. The total number of shares of stock which the Corporation shall have authority to issue is one thousand (1,000) shares of Common Stock, $.01 par value.

            5. Name and Address of Incorporator. The name and address of the incorporator are as follows:

                  Name                       Address

                  Daniel Goldberg            Piper Rudnick LLP
                                             1251 Avenue of the Americas
                                             New York, New York 10020-1104

            6. Election of Directors. Members of the Board of Directors may be elected either by written ballot or by voice vote.

            7. Adoption, Amendment and/or Repeal of Bylaws. In furtherance and not in limitation of the powers conferred by the General Corporation Law of the State of Delaware, the Board of Directors may from time to time make, alter or repeal the bylaws of the Corporation; provided, however, that the Board of Directors shall not make, alter or repeal any bylaw pertaining to the number of stockholders or directors required to constitute a quorum at meetings of stockholders or directors.

            8. Compromise or Arrangement. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of
Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

            9. Section 203 Opt Out. The Corporation hereby elects not to be governed by Section 203 of the General Corporation Law of the State of Delaware as from time to time in effect or any successor provision thereto.

            10. Books of Corporation. The books of the Corporation may be kept (subject to any provision contained in the General Corporation Law of the State of Delaware) outside the

State of Delaware at such place as may be designated from time to time by the Board of Directors or the bylaws of the Corporation.

            This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the DGCL. In lieu of a meeting and vote thereat of the stockholders, the sole stockholder of the Corporation adopted this Certificate of Incorporation by written consent pursuant to Section 228 of the DGCL, and as such written consent was unanimous, no notice was required to be given, and none was given, under Section 228 of the DGCL.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

            IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation on this 13th day of January, 2004.

                                        AMERICAN CASINO & ENTERTAINMENT
                                           PROPERTIES FINANCE CORP.

                                        By: /s/ Richard P. Brown
                                           -------------------------------------
                                        Name: Richard P. Brown
                                        Title: President and Chief
                                               Executive Officer